Exhibit 10(jj)(1)

AMENDMENTS TO THE

GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Global Pension Plan (“Plan”), which provides that the Plan may be amended in whole or in part at any time by Alcoa, the Plan is revised as follows:

1.	Article III, Section 3.1, is amended to add the following to follow the first paragraph:

In the event that the average is determined to be less than 5.5%, 5.5% shall be used as the Earnings Credit rate for earnings credits applicable applied on or after January 1, 2002.

In all other respects the Plan is ratified and confirmed.

GPP Resolutions-Amendments

AMENDMENTS TO THE

GLOBAL PENSION PLAN

1.	Article 2 - Contributions is deleted in its entirety and replaced with the following:

2.1 The Company will provide each Participant’s account with contribution credits (“Benefit Credits”) equal to 8% of the Participant’s annual Base Salary and Bonus. The Benefit Credits will be posted as of December 31 for the then current plan year.

2.2 “Base Salary” means the regular base salary or hourly wages payable during such periods as the employee is a Participant. “Bonus” means the variable or incentive compensation payable during such periods as the employee is a Participant. Where commission payments constitute all or part of an employee’s monthly remuneration, the commissions actually paid as remuneration during a regular pay period will be used to determine the Base Salary for such employee. Base Salary does not include non-recurring items such as: overtime, extended workweek premium, cost of living allowance where separately designated, shift or other premiums, or other payments, fees or allowances made for specific purposes as determined by the Company. Base Salary will be based on the amount of annual salary in local currency converted into US Dollars, based on the annual average exchange rate as determined by Alcoa’s Corporate Finance Department.

2.	In all other respects the Plan is hereby ratified and confirmed.

AMENDMENTS TO THE

ALCOA GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Plan, the Plan is amended as follows:

1.	Section 1.1(A)(3) is amended by replacing “Manager, International Compensation and Benefits Services of Alcoa,” wherever it appears with “Director Corporate Human Resources - Benefits.”

2.	In all other respects the Plan is hereby ratified and confirmed.

AMENDMENTS TO THE

ALCOA GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Plan which provides that the Plan may be amended or modified, the Plan is amended effective as of January 1, 2000, as follows: -

1.	Section 1.1 is deleted in its entirety and replaced with the following:

1.1 Eligibility. An Eligible Employee means any employee who on or after the effective date of the Plan:

(A)	(1) is actively at work for the Company,

(2)	is a non-resident alien of the United States of America, or otherwise ineligible to participate in a pension plan in the country in which they reside or work,

(3)	is authorized by the Manager International Compensation and Benefits Services of Alcoa (the “Manager”) to participate in the Plan, and

(4)	is not eligible to actively participate in any other pension or savings plan of the Company; or

(B)     is not actively participating in any other pension plan of the Company and is authorized by an officer of the Company to participate in the Plan.

2.	In all other respects the Plan is ratified and confirmed.